EXHIBIT 11.1


     VIATEL, INC. AND SUBSIDIARIES Computation of Earnings Per Share (in thousands, except per share data)


                                                                             Year Ended December 31,
                                                            ----------------------------------------------------------
                                                                    2000                 1999              1998
                                                            ---------------------- ----------------- -----------------

Loss before extraordinary loss                                    $(1,540,747)        $(217,836)         $(99,000)
Extraordinary loss on debt prepayment                                      --                --           (28,304)

Net loss                                                           (1,540,747)         (217,836)         (127,304)
Dividends on redeemable convertible preferred stock                   (32,954)           (1,341)           (3,301)

Net loss attributable to common stockholders                       (1,573,701)         (219,177)         (130,605)

Weighted averaged common shares outstanding, basic and
diluted                                                                49,905            29,518            23,054


Loss per common share, basic and diluted:
Before extraordinary item                                             $(31.53)           $(7.43)           $(4.44)
From extraordinary item                                                   $--               $--            $(1.23)
                                                            ---------------------- ----------------- -----------------

Net loss per common share attributable to common
stockholders                                                          $(31.53)           $(7.43)           $(5.67)
                                                            ====================== ================= =================
